Exhibit 99.1

FOR RELEASE, Monday, January 13, 2025	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2024 FOURTH QUARTER AND FULL YEAR RESULTS
Revenues Grew 19% to $2.00 Billion; Diluted Earnings Per Share Increased 36% to $2.52
Repurchased $100.0 Million of Common Stock
LOS ANGELES (January 13, 2025) — KB Home (NYSE: KBH) today reported results for its fourth quarter and year ended November 30, 2024.
“We had a strong finish to 2024, with significant year-over-year growth in our fourth-quarter revenues and diluted earnings per share. Our higher revenues reflected an increase in deliveries, which were driven by faster build times. Net orders rose roughly 40% year over year, as buyers continued to demonstrate a desire for homeownership and housing market conditions improved relative to last year, despite ongoing mortgage interest rate headwinds,” said Jeffrey Mezger, Chairman and Chief Executive Officer. “Our performance in the quarter contributed to a healthy outcome for 2024, as we generated nearly $7.0 billion in total revenues and $8.45 in diluted earnings per share. Operationally, we executed well, opening 106 new communities, significantly reducing our build times and achieving the highest level of customer satisfaction in our Company’s history.”
“In 2025, we will remain focused on expanding our scale, profitability and returns. We believe we are poised for growth having invested over $2.8 billion in land acquisition and development in 2024, and we plan to increase our investment again in 2025. These investments will contribute to future community count growth and, together with our affordably priced personalized homes that our Built to Order model offers, we believe we are well positioned to meet buyer demand. In addition, as in 2024, during which we returned over $420 million to our shareholders through both repurchases and dividends, we intend to continue our balanced capital allocation approach,” concluded Mezger.
Three Months Ended November 30, 2024 (comparisons on a year-over-year basis)
•Revenues up 19% to $2.00 billion.
•Homes delivered increased 17% to 3,978.
•Average selling price rose 3% to $501,000.
•Homebuilding operating income increased 27% to $229.1 million. The homebuilding operating income margin expanded 60 basis points to 11.5%, reflecting improvements in both the housing gross profit margin and the selling, general and administrative expenses ratio. Inventory-related charges totaled $.9 million for the current quarter and $1.2 million for the year-earlier quarter.
◦The Company’s housing gross profit margin increased to 20.9%, compared to 20.7%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 20.9%, compared to 20.8%.
◦Selling, general and administrative expenses as a percentage of housing revenues improved 50 basis points to 9.4%, mainly due to increased operating leverage from higher housing revenues.

•Financial services pretax income grew 8% to $13.1 million due to increased equity in income of the Company’s mortgage banking joint venture. The mortgage banking joint venture’s results reflected a greater volume of loan originations, largely due to an increase in the number of homes delivered.
•Net income rose 27% to $190.6 million. Diluted earnings per share grew 36% to $2.52, driven by higher net income and the favorable impact of the Company’s common stock repurchases.
◦The effective tax rate was 23.1%, compared to 24.7%.
Twelve Months Ended November 30, 2024 (comparisons on a year-over-year basis)
•Revenues increased 8% to $6.93 billion.
•Homes delivered were up 7% to 14,169.
•Average selling price rose slightly to $486,900.
•Net income grew 11% to $655.0 million.
•Diluted earnings per share increased 20% to $8.45.
Backlog and Net Orders (comparisons on a year-over-year basis, except as noted)
•Net orders and net order value for the quarter both increased by 41%, reaching 2,688 and $1.32 billion, respectively. Net order value grew in each of the Company’s four regions, with increases ranging from 21% in the Southwest to 60% in the Central region.
◦Monthly net orders per community rose to 3.5, compared to 2.7.
◦The cancellation rate as a percentage of gross orders improved to 17% from 28%.
•Ending backlog homes totaled 4,434, compared to 5,510. Ending backlog value was $2.24 billion, compared to $2.67 billion.
•The Company’s ending community count grew 7% to 258, and the average community count for the quarter increased 8% to 256.
Balance Sheet as of November 30, 2024 (comparisons to November 30, 2023, except as noted)
•The Company had total liquidity of $1.68 billion, including $598.0 million of cash and cash equivalents and $1.08 billion of available capacity under its unsecured revolving credit facility, with no cash borrowings outstanding.
•Inventories grew by $394.4 million, or 8%, to $5.53 billion.
◦The Company’s investments in land and land development for the twelve months ended November 30, 2024 increased 58% to $2.84 billion, compared to $1.80 billion for the year-earlier period.
◦The Company’s lots owned or under contract grew 37% to 76,703, of which approximately 51% were owned and 49% were under contract. By comparison, approximately 73% of the Company’s total lots were owned and 27% were under contract as of November 30, 2023.
•Notes payable of $1.69 billion were approximately the same. The Company’s debt to capital ratio improved 130 basis points to 29.4%, compared to 30.7%.
•Stockholders’ equity increased to $4.06 billion, compared to $3.81 billion, primarily reflecting higher net income that was partially offset by common stock repurchases and cash dividends.

◦In the 2024 fourth quarter, the Company repurchased 1,264,484 shares of its outstanding common stock at a cost of $100.0 million, bringing its total repurchases in 2024 to 4,725,181 shares at a cost of $350.0 million, or $74.07 per share. As of November 30, 2024, the Company had $700.0 million remaining under its current common stock repurchase authorization.
◦The total repurchases represented approximately 6% of the Company’s outstanding common stock as of the beginning of the 2024 fiscal year.
◦Based on the Company’s 72.2 million outstanding shares as of November 30, 2024, book value per share of $56.27 expanded 12%.
◦Return on equity was 16.6%, compared to 15.7%.
Guidance
The Company is providing the following guidance for its 2025 full year:
•Housing revenues in the range of $7.00 billion to $7.50 billion.
•Average selling price in the range of $488,000 to $498,000.
•Homebuilding operating income as a percentage of revenues of approximately 10.7%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 20.0% to 21.0%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues in the range of 9.6% to 10.0%.
•Effective tax rate of approximately 24%.
•Ending community count of approximately 250.
The Company plans to also provide guidance for its 2025 first quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2024 fourth quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 47 markets, have built over 680,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including the greater costs associated with achieving current and expected higher standards for ENERGY STAR certified homes, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve may increase to moderate inflation, as it did in 2022 and 2023, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability and willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; potential regulatory instability associated with the upcoming change in the U.S. presidential administrations; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as Internal Revenue Service guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict and other attacks in the Middle East region and military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements, including the costs to implement recent federal and state climate-related disclosure rules, or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets, through, among other things, our making substantial investments in land and land development, which, in some cases, involves putting significant capital over several years into large projects in one location, and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended November 30, 2024 and 2023
(In Thousands, Except Per Share Amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2024	2023	2024	2023
Total revenues	$1,999,899	$1,673,988	$6,930,086	$6,410,629
Homebuilding:
Revenues	$1,993,050	$1,665,004	$6,902,239	$6,381,106
Costs and expenses	(1,763,951)	(1,484,100)	(6,138,331)	(5,662,369)
Operating income	229,099	180,904	763,908	718,737
Interest income and other	2,722	6,071	32,101	13,759
Equity in income (loss) of unconsolidated joint ventures	2,787	469	6,019	(713)
Homebuilding pretax income	234,608	187,444	802,028	731,783
Financial services:
Revenues	6,849	8,984	27,847	29,523
Expenses	(1,506)	(1,366)	(6,133)	(5,726)
Equity in income of unconsolidated joint venture	7,754	4,540	27,176	15,697
Financial services pretax income	13,097	12,158	48,890	39,494
Total pretax income	247,705	199,602	850,918	771,277
Income tax expense	(57,100)	(49,300)	(195,900)	(181,100)
Net income	$190,605	$150,302	$655,018	$590,177
Earnings per share:
Basic	$2.59	$1.91	$8.70	$7.25
Diluted	$2.52	$1.85	$8.45	$7.03
Weighted average shares outstanding:
Basic	72,983	77,986	74,753	80,842
Diluted	75,114	80,511	76,955	83,380

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2024	November 30, 2023
Assets
Homebuilding:
Cash and cash equivalents	$597,973	$727,076
Receivables	377,533	366,862
Inventories	5,528,020	5,133,646
Investments in unconsolidated joint ventures	67,020	59,128
Property and equipment, net	90,359	88,309
Deferred tax assets, net	102,421	119,475
Other assets	105,920	96,987
	6,869,246	6,591,483
Financial services	66,923	56,879
Total assets	$6,936,169	$6,648,362

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$384,894	$388,452
Accrued expenses and other liabilities	796,261	758,227
Notes payable	1,691,679	1,689,898
	2,872,834	2,836,577
Financial services	2,719	1,645
Stockholders’ equity	4,060,616	3,810,140
Total liabilities and stockholders’ equity	$6,936,169	$6,648,362

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Twelve Months Ended November 30, 2024 and 2023
(In Thousands, Except Average Selling Price)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2024	2023	2024	2023
Homebuilding revenues:
Housing	$1,993,050	$1,660,354	$6,898,667	$6,370,421
Land	—	4,650	3,572	10,685
Total	$1,993,050	$1,665,004	$6,902,239	$6,381,106

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,577,290	$1,315,935	$5,449,382	$5,020,783
Land	—	4,581	2,101	9,492
Subtotal	1,577,290	1,320,516	5,451,483	5,030,275
Selling, general and administrative expenses	186,661	163,584	686,848	632,094
Total	$1,763,951	$1,484,100	$6,138,331	$5,662,369

Interest expense:
Interest incurred	$25,977	$26,477	$105,642	$107,086
Interest capitalized	(25,977)	(26,477)	(105,642)	(107,086)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$33,758	$30,832	$117,630	$118,205
Depreciation and amortization	9,894	10,283	40,755	39,794

Average selling price:
West Coast	$706,300	$679,400	$679,300	$689,800
Southwest	455,600	431,500	453,300	431,200
Central	355,200	381,300	357,800	405,500
Southeast	412,300	405,200	414,600	396,900
Total	$501,000	$487,300	$486,900	$481,300

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Twelve Months Ended November 30, 2024 and 2023 (Dollars in Thousands)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2024	2023	2024	2023
Homes delivered:
West Coast	1,295	1,045	4,316	3,365
Southwest	780	668	2,890	2,699
Central	1,080	1,011	4,051	4,506
Southeast	823	683	2,912	2,666
Total	3,978	3,407	14,169	13,236

Net orders:
West Coast	848	561	3,982	3,623
Southwest	546	471	2,645	2,386
Central	729	466	3,917	2,784
Southeast	565	411	2,549	2,291
Total	2,688	1,909	13,093	11,084

Net order value:
West Coast	$565,965	$379,128	$2,780,631	$2,423,459
Southwest	257,724	212,791	1,225,604	1,032,334
Central	264,277	165,058	1,427,132	965,994
Southeast	228,687	175,667	1,040,528	924,754
Total	$1,316,653	$932,644	$6,473,895	$5,346,541

	November 30, 2024		November 30, 2023
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,211	$874,364	1,545	$1,025,381
Southwest	1,134	532,371	1,379	616,717
Central	1,133	436,093	1,267	458,593
Southeast	956	400,079	1,319	566,988
Total	4,434	$2,242,907	5,510	$2,667,679

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2024	2023	2024	2023
Housing revenues	$1,993,050	$1,660,354	$6,898,667	$6,370,421
Housing construction and land costs	(1,577,290)	(1,315,935)	(5,449,382)	(5,020,783)
Housing gross profits	415,760	344,419	1,449,285	1,349,638
Add: Inventory-related charges (a)	912	1,217	4,597	11,424
Adjusted housing gross profits	$416,672	$345,636	$1,453,882	$1,361,062
Housing gross profit margin	20.9%	20.7%	21.0%	21.2%
Adjusted housing gross profit margin	20.9%	20.8%	21.1%	21.4%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.